Investor Contact:	David Morimoto	Media Contact:	Andrew Rosen
	SVP & Treasurer		SVP & Chief Marketing Officer
	(808) 544-0627		(808) 544-6820
	david.morimoto@centralpacificbank.com		andrew.rosen@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS THIRD CONSECUTIVE
PROFITABLE QUARTER WITH NET INCOME OF $2.6 MILLION

HONOLULU, April 30, 2009 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported net income for the first quarter of 2009 of $2.6 million, or $0.03 per diluted share, compared to net income of $1.7 million, or $0.06 per diluted share, reported in the first quarter of 2008 and net income of $3.1 million, or $0.11 per diluted share, reported in the fourth quarter of 2008.

“We are pleased to report our third consecutive profitable quarter,” said Ronald K. Migita, Chairman, President, and Chief Executive Officer.  “As we navigate through this challenging economic downturn, we are encouraged by the progress we have made in strengthening our liquidity, capital and franchise for the long-term.  We continue to actively manage our loan portfolio and credit risk.  The first quarter was highlighted by strong deposit growth and the origination of a record number of residential mortgage loans in our core Hawaii market.  These results demonstrate our commitment to support our customers and communities during these difficult economic times.”

First Quarter Highlights
▪	Achieved net income of $2.6 million, or $0.03 per diluted share; the Company’s third consecutive profitable quarter.

▪	Increased core deposits by $173.1 million, or 6.2%.

▪	Originated $597.5 million in residential mortgage loans in Hawaii, up 61.9% from the quarter ended March 31, 2008 and up 101.1% from the quarter ended December 31, 2008.

▪	Increased allowance for loan and lease losses, as a percentage of total loans and leases, from 2.97% at December 31, 2008 to 3.20% at March 31, 2009.

▪
Recognized total credit costs of $29.6 million comprised of a provision for loan and lease losses of $26.8 million, write-downs of loans held for sale of $0.4 million, foreclosed asset expense of $0.1 million and an increase to the reserve for unfunded commitments of $2.3 million.

▪	Improved loan-to-deposit ratio from 103.0% at December 31, 2008 to 95.4% at March 31, 2009.

▪
Strengthened Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios to 13.93%, 15.20%, and 11.31%, respectively, at March 31, 2009.  The Company also increased its tangible common equity ratio to 6.85% at March 31, 2009.

Earnings Highlights
Net interest income for the first quarter of 2009 was $46.5 million, compared to $50.9 million in the year-ago quarter and $49.1 million in the fourth quarter of 2008.  The net interest margin for the current quarter was 3.82%, compared to 3.99% in the year-ago quarter and 4.03% in the fourth quarter of 2008.  The year-over-year and sequential-quarter compression was primarily attributable to lower interest income due to a decrease in loan yields reflecting the broader reduction in interest rates following the activities of the Federal Reserve.

The provision for loan and lease losses in the first quarter of 2009 was $26.8 million, compared to $34.3 million in the year-ago quarter and $26.7 million in the fourth quarter of 2008.  The current quarter provision was virtually unchanged from the previous quarter and reflects the ongoing weakness in the California and Hawaii real estate markets.  The higher level in the first quarter of 2008 was primarily the result of the rapid deterioration in California’s residential construction market during the first half of 2008 and the Company’s actions during that period to address this situation and reduce its exposure to California residential construction loans.

Other operating income totaled $15.7 million for the first quarter of 2009, compared to $14.3 million in the year-ago quarter and $16.9 million in the fourth quarter of 2008.  The increase from the year-ago quarter was primarily due to: (1) the recognition of a $3.6 million gain related to the sale of a parcel of land and (2) higher gains on sales of loans totaling $2.2 million, partially offset by: (1) higher unrealized losses on outstanding interest rate locks on residential mortgage loans totaling $2.0 million, (2) the prior year receipt of cash proceeds totaling $0.9 million from the Company’s partial redemption of its equity interest in Visa, Inc., and (3) lower income from bank-owned life insurance totaling $0.8 million.  The sequential-quarter decrease was primarily due to:  (1) higher unrealized losses on outstanding interest rate locks totaling $4.1 million, (2) lower non-cash gains related to the ineffective portion of a cash flow hedge totaling $2.2 million, and (3) lower service charges on deposit accounts totaling $0.4 million, partially offset by:  (1) the aforementioned $3.6 million gain on the sale of a parcel of land and (2) higher gains on sales of loans totaling $2.1 million.

Other operating expense for the first quarter of 2009 was $37.7 million, compared to $31.5 million in the year-ago quarter and $43.6 million in the fourth quarter of 2008.  The increase from the year-ago quarter was primarily due to: (1) higher reserves for unfunded commitments totaling $6.8 million, (2) higher FDIC insurance expense totaling $1.8 million, and (3) higher write-downs of loans held for sale totaling $0.4 million, partially offset by:  (1) lower foreclosed asset expense totaling $2.5 million and (2) lower salaries and benefits totaling $1.1 million.  The sequential-quarter decrease was primarily due to:  (1) the recognition of a $3.4 million non-cash mortgage servicing rights impairment charge and a $2.8 million counterparty loss on a financing transaction during the fourth quarter of 2008, (2) lower legal and professional fees totaling $1.2 million, (3) lower write-downs of loans held for sale totaling $0.8 million, and (4) lower foreclosed asset expense totaling $0.6 million, partially offset by:  (1) higher salaries and benefits totaling $2.8 million primarily due to higher commission expense attributable to increased residential mortgage originations and the reversal of certain incentive compensation accruals during the fourth quarter of 2008, (2) higher reserves for unfunded commitments totaling $1.0 million, and (3) higher FDIC insurance expense totaling $0.6 million.

The Company’s efficiency ratio for the first quarter of 2009 was 57.85% (excluding foreclosed asset expense of $0.1 million and the write down of assets of $0.4 million), compared with 42.81% in the year-ago quarter (excluding foreclosed asset expense of $2.6 million) and 57.11% (excluding foreclosed asset expense of $0.7 million, the write-down of assets of $1.3 million, and the loss on a financing transaction of $2.8 million) in the fourth quarter of 2008.  The variance from the year-ago quarter was primarily attributable to the fluctuations in other operating expenses described above.

During the current quarter, the Company recognized an income tax benefit of $4.9 million compared to the recognition of an income tax benefit of $7.4 million during the fourth quarter of 2008.  The Company’s effective tax rate for the current quarter was impacted by the settlement of a state tax contingency item with a tax benefit totaling $2.2 million.  The Company’s effective tax rate for the previous quarter was impacted by the recognition of federal and state tax credits related to solar leases with an after-tax benefit totaling $4.0 million.

Balance Sheet Highlights
Total assets of $5.4 billion at March 31, 2009 decreased $368.5 million, or 6.4%, from a year ago and remained virtually unchanged from December 31, 2008.

Total loans and leases of $3.8 billion at March 31, 2009 decreased $357.7 million, or 8.6%, from a year ago and decreased $211.4 million, or 5.2%, from December 31, 2008.  The current quarter decrease was primarily due to a bulk loan sale of Hawaii residential mortgages totaling $98.4 million, a decrease in the Hawaii construction and commercial real estate loan portfolio totaling $34.0 million, and a decrease in the Company’s mainland loan portfolio totaling $39.2 million.  The bulk sale of Hawaii residential mortgages was done at the Bank’s carrying value, and the Bank did not record a gain or loss from the transaction.

Total deposits of $4.0 billion at March 31, 2009 reflected an increase of $222.6 million, or 5.9%, from a year ago and an increase of $91.0 million, or 2.3%, from December 31, 2008.  Interest bearing demand and savings and money market increased during the current quarter by $39.7 million and $232.6 million, respectively, while noninterest bearing demand and time deposits decreased by $15.0 million and $166.2 million, respectively.

Total equity was $667.4 million at March 31, 2009, compared to $687.8 million and $536.3 million at March 31, 2008 and December 31, 2008, respectively.  The sequential-quarter increase was primarily attributable to the previously announced issuance of senior preferred stock totaling $135.0 million in connection with the Company’s participation in the U.S. Treasury’s Capital Purchase Program.

Asset Quality
The Company’s nonperforming assets as of March 31, 2009 totaled $159.9 million, or 2.94%, of total assets, compared to $143.8 million, or 2.65%, of total assets at December 31, 2008.  The sequential-quarter increase was primarily attributable to the addition of three residential construction loans totaling $16.1 million, two commercial construction loans totaling $15.9 million, three commercial loans totaling $10.0 million, and five residential mortgage loans totaling $4.0 million.  Partially offsetting these additions were partial charge-offs of six residential construction loans totaling $12.3 million, partial charge-offs of three commercial construction loans totaling $2.7 million, and a $10.4 million commercial construction loan returning to accrual status.

Net loan charge-offs in the first quarter of 2009 totaled $24.3 million, compared to net loan charge-offs of $54.2 million in the year-ago quarter and $7.0 million in the fourth quarter of 2008.  Loan charge-offs during the current quarter were primarily attributable to the loans described above.

Loans delinquent for 90 days or more still accruing interest totaled $20.3 million at March 31, 2009, compared to $0.5 million a year ago and $1.1 million at December 31, 2008.  The current quarter increase was primarily attributable to the addition of four California commercial real estate and construction loans to two borrowers totaling $18.7 million.  Subsequent to March 31, 2009, $6.0 million of this balance was paid-off, $5.8 million was refinanced and is currently performing, and $6.9 million was placed on nonaccrual status.

The allowance for loan and lease losses as a percentage of total loans and leases was 3.20% at March 31, 2009, compared to 1.73% a year ago and 2.97% at December 31, 2008.  The increase in this percentage from December 31, 2008 was attributable to the aforementioned decrease in the Company’s loan portfolio and the $26.8 million provision for loan and lease losses for the current quarter, offset by the aforementioned net loan charge-offs totaling $24.3 million.

Hawaii Construction and Commercial Real Estate Loans
At March 31, 2009, the Company’s Hawaii construction and commercial real estate loan portfolio totaled $1.2 billion.  This loan portfolio decreased by $34.0 million from December 31, 2008.

Hawaii construction and commercial real estate loans represented 31.4% and 30.9% of total loans and leases at March 31, 2009 and December 31, 2008, respectively.  Of the $1.2 billion balance in the Hawaii construction and commercial real estate portfolio, the allowance for loan and lease losses established for these loans was $33.1 million at March 31, 2009, or 2.76%, of the total outstanding balance.

Nonperforming assets related to this sector were comprised of eight loans totaling $23.1 million at March 31, 2009, or 0.43%, of total assets.  Nonperforming assets related to this sector totaled $25.3 million at December 31, 2008.

Mainland Commercial Real Estate and Construction Loans
At March 31, 2009, the Company’s Mainland commercial real estate and construction loans totaled $970.9 million, which consisted of $964.9 million in the loan portfolio and one foreclosed property totaling $6.0 million.  The $964.9 million balance in the Mainland commercial real estate and construction portfolio consisted of $670.6 million in California and $294.3 million in other Western states.  At December 31, 2008, the Company’s total exposure to this sector was $975.6 million, which consisted of $969.6 million in the loan portfolio and one foreclosed property totaling $6.0 million.

Mainland commercial and construction loans held in the portfolio represented 25.3% and 24.1% of total loans and leases at March 31, 2009 and December 31, 2008, respectively.  Of the $964.9 million balance in the Mainland commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $52.0 million at March 31, 2009, or 5.4%, of the total outstanding balance.   Of the $670.6 million balance in the California commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $37.6 million at March 31, 2009, or 5.6%, of the total outstanding balance.

Nonperforming assets related to this sector totaled $54.6 million at March 31, 2009, or 1.01%, of total assets.  This balance was comprised of 12 loans totaling $48.6 million and one foreclosed property totaling $6.0 million.  Nonperforming assets related to this sector was virtually unchanged from December 31, 2008.

California Residential Construction Loans
At March 31, 2009, the Company’s California residential construction loans totaled $53.9 million.  This amount consisted of $39.0 million in the loan portfolio, $4.6 million classified as held for sale and three foreclosed properties totaling $10.3 million.  At December 31, 2008, the Company’s total exposure to this sector was $71.0 million, which consisted of $55.6 million in the loan portfolio, $10.5 million classified as held for sale and two foreclosed properties totaling $4.9 million.

California residential construction loans held in the portfolio represented 1.0% and 1.4% of total loans and leases at March 31, 2009 and December 31, 2008, respectively.  Of the remaining $39.0 million balance in the California residential construction portfolio, the allowance for loan and lease losses established for these loans was $4.9 million at March 31, 2009, or 12.5%, of the total outstanding loan balance.

Nonperforming assets related to this sector totaled $52.8 million at March 31, 2009, or 0.97%, of total assets.  This balance was comprised of eight portfolio loans totaling $37.9 million, one loan held for sale totaling $4.6 million, and three foreclosed properties totaling $10.3 million.  Nonperforming assets related to this sector totaled $54.2 million at December 31, 2008.

Capital Levels
As previously announced, the Company issued $135.0 million in senior preferred stock on January 9, 2009 in connection with its participation in the U.S. Treasury’s Capital Purchase Program.  The preferred stock carries an annual dividend of 5.0% during the first five years.  Related warrants to purchase approximately 1.6 million shares of the Company’s common stock were also issued to the U.S. Treasury.  The current quarter’s earnings per share amount reflects dividends and accretion on the preferred stock totaling $1.9 million.

During the quarter, the Company strengthened its Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios to 13.93%, 15.20%, and 11.31%, respectively, at March 31, 2009.   At December 31, 2008, these capital ratios were 10.44%, 11.71%, and 8.82%, respectively.   The Company continues to exceed the capital levels required for a “well capitalized” regulatory designation.

In addition to strengthening its regulatory capital ratios, the Company also increased its tangible common equity ratio to 6.85% at March 31, 2009 from 6.78% at December 31, 2008.

“As we have stated throughout this economic downturn, preserving and building capital is in the best long-term interest of the Company and its shareholders,” stated Migita.  “The improvement in our regulatory capital ratios further strengthens our franchise and provides us with additional resources to continue meeting the financial needs of our customers and communities.”

Conference Call and Slide Presentation
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation as well as view a slide presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may download the slide presentation from the "Presentations" tab of the investor relations page and participate in the live call by dialing 1-800-860-2442.  A playback of the call will be available through May 8, 2009 by dialing 1-877-344-7529 (passcode 429891) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is one of the largest financial institutions in Hawaii with more than $5.4 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and more than 100 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********
Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; and volatility in the financial markets and uncertainties concerning the availability of debt or equity financing.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2009
(Unaudited)

	Three Months Ended
	March 31,		%
(in thousands, except per share data)	2009	2008	Change

INCOME STATEMENT
Net income	$2,629	$1,658	58.6%
Per share data:
Diluted (after dividends and accretion on preferred stock)	0.03	0.06	-50.0%
Cash dividends	-	0.25	-100.0%

PERFORMANCE RATIOS
Return on average assets (1)	0.19%	0.12%
Return on average equity (1)	1.67%	0.94%
Net income to average tangible equity (1)	2.35%	1.54%
Efficiency ratio (2)	57.85%	42.81%
Net interest margin (1)	3.82%	3.99%
Dividend payout ratio	-	416.67%

	March 31,		%
	2009	2008	Change
BALANCE SHEET
Total assets	$5,431,559	$5,800,037	-6.4%
Loans and leases, net of unearned interest	3,818,900	4,176,596	-8.6%
Net loans and leases	3,696,614	4,104,488	-9.9%
Deposits	4,002,573	3,780,021	5.9%
Total equity	667,382	687,761	-3.0%
Book value per share	23.22	23.96	-3.1%
Tangible book value per share	16.97	14.46	17.4%
Market value per share	5.60	18.85	-70.3%
Tangible common equity ratio	6.85%	7.51%

	Three Months Ended
	March 31,		%
	2009	2008	Change
SELECTED AVERAGE BALANCES
Total assets	$5,478,431	$5,748,453	-4.7%
Interest-earning assets	4,963,539	5,190,651	-4.4%
Loans and leases, net of unearned interest	4,015,766	4,247,369	-5.5%
Other real estate	12,647	1,586	697.4%
Deposits	3,919,684	3,829,061	2.4%
Interest-bearing liabilities	4,165,444	4,379,475	-4.9%
Total equity	628,034	703,275	-10.7%

	March 31,		%
	2009	2008	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)	$143,352	$116,755	22.8%
Other real estate, net	16,558	2,000	7.28
Total nonperforming assets	159,910	118,755	34.7%
Loans delinquent for 90 days or more (still accruing interest)	20,305	532	3716.7%
Total nonperforming assets and loans delinquent
for 90 days or more (still accruing interest)	$180,215	$119,287	51.1%

	Three Months Ended
	March 31,
	2009	2008
Loan charge-offs	$24,815	$54,810	-54.7%
Recoveries	473	597	-20.8%
Net loan charge-offs (recoveries)	$24,342	$54,213	-55.1%
Net loan charge-offs to average loans (1)	2.42%	5.11%

	March 31,
	2009	2008
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases	3.69%	2.73%
Nonperforming assets to total assets	2.94%	2.05%
Nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) to total loans and leases & other real estate	4.62%	2.79%
Allowance for loan and lease losses to total loans and leases	3.20%	1.73%
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)	85.30%	61.76%

(1) Annualized.
(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
(in thousands, except per share data)	2009	2008	2008

ASSETS
Cash and due from banks	$78,170	$107,270	$84,462
Interest-bearing deposits in other banks	10,199	475	106
Federal funds sold	7,000	-	-
Investment securities:
Available for sale	933,215	742,600	852,655
Held to maturity (fair value of $7,622 at March 31, 2009,
$8,759 December 31, 2008 and $27,098 at March 31, 2008)	7,523	8,697	26,915
Total investment securities	940,738	751,297	879,570

Loans held for sale	63,056	40,108	97,743
Loans and leases	3,818,900	4,030,266	4,176,596
Less allowance for loan and lease losses	122,286	119,878	72,108
Net loans and leases	3,696,614	3,910,388	4,104,488

Premises and equipment	77,828	81,059	83,504
Accrued interest receivable	20,887	20,079	25,541
Investment in unconsolidated subsidiaries	14,338	15,465	16,471
Other real estate	16,558	11,220	2,000
Goodwill	152,689	152,689	244,702
Other intangible assets	26,957	27,676	28,082
Mortgage servicing rights	16,165	12,107	11,536
Bank-owned life insurance	136,437	135,371	132,477
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	125,126	118,360	40,558
Total assets	$5,431,559	$5,432,361	$5,800,037

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$612,045	$627,094	$632,157
Interest-bearing demand	511,919	472,269	457,742
Savings and money market	1,290,521	1,057,881	1,112,312
Time	1,588,088	1,754,322	1,577,810
Total deposits	4,002,573	3,911,566	3,780,021

Short-term borrowings	83,474	279,450	368,375
Long-tem debt	623,903	649,257	915,514
Other liabilities	54,227	55,748	48,366
Total liabilities	4,764,177	4,896,021	5,112,276

Equity:
Preferred stock, no par value, authorized 1,000,000 shares;
issued and outstanding 135,000 shares at March 31, 2009,
none at December 31, 2008 and March 31, 2008	127,836	-	-
Common stock, no par value, authorized 100,000,000 shares; issued and outstanding 28,740,217 shares at March 31, 2009, 28,732,259 shares
at December 31, 2008, and 28,707,985 shares at March 31, 2008	403,203	403,176	402,844
Surplus	62,276	55,963	54,487
Retained earnings	64,524	63,762	216,755
Accumulated other comprehensive gain (loss)	(500)	3,390	577
Total shareholders' equity	657,339	526,291	674,663
Non-controlling interest	10,043	10,049	13,098
Total equity	667,382	536,340	687,761
Total liabilities and equity	$5,431,559	$5,432,361	$5,800,037

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2009	2008	2008

Interest income:
Interest and fees on loans and leases	$56,505	$62,988	$70,294
Interest and dividends on investment securities:
Taxable interest	8,729	7,518	9,271
Tax-exempt interest	1,171	1,217	1,389
Dividends	3	2	24
Interest on deposits in other banks	-	1	4
Interest on federal funds sold and securities purchased under agreements to resell	-	7	21
Dividends on Federal Home Loan Bank stock	-	-	122
Total interest income	66,408	71,733	81,125

Interest expense:
Demand	321	293	137
Savings and money market	2,863	2,592	3,785
Time	9,894	11,550	14,729
Interest on short-term borrowings	238	700	1,923
Interest on long-term debt	6,619	7,468	9,694
Total interest expense	19,935	22,603	30,268

Net interest income	46,473	49,130	50,857
Provision for loan and lease losses	26,750	26,696	34,272
Net interest income after provision for loan and lease losses	19,723	22,434	16,585

Other operating income:
Service charges on deposit accounts	3,537	3,982	3,543
Other service charges and fees	3,320	3,436	3,415
Income from fiduciary activities	970	981	1,005
Equity in earnings of unconsolidated subsidiaries	274	44	283
Fees on foreign exchange	116	217	194
Investment securities losses	(150)	-	-
Income from bank-owned life insurance	1,070	1,273	1,870
Loan placement fees	248	247	153
Net gain on sales of residential loans	4,009	1,871	1,798
Other	2,290	4,837	2,018
Total other operating income	15,684	16,888	14,279

Other operating expense:
Salaries and employee benefits	16,260	13,449	17,364
Net occupancy	3,279	3,384	2,853
Equipment	1,512	1,474	1,395
Amortization and impairment of intangible assets	1,421	4,725	1,169
Communication expense	1,139	1,119	1,085
Legal and professional services	2,716	3,901	2,413
Computer software expense	912	909	863
Advertising expense	755	960	682
Foreclosed asset expense	135	703	2,590
Write down of assets	435	1,272	-
Other	9,134	11,718	1,046
Total other operating expense	37,698	43,614	31,460

Loss before income taxes	(2,291)	(4,292)	(596)
Income tax benefit	(4,920)	(7,437)	(2,254)
Net income	$2,629	$3,145	$1,658

Per common share data:
Diluted earnings per share (after dividends and accretion on preferred stock)	0.03	0.11	0.06
Cash dividends declared	-	0.10	0.25

Basic weighted average shares outstanding	28,681	28,673	28,686
Diluted weighted average shares outstanding	28,692	28,703	28,801

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	March 31, 2009			December 31, 2008			March 31, 2008
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$4,097	0.01%	$-	$3,839	0.10%	$1	$495	3.17%	$4
Federal funds sold & securities purchased
under agreements to resell	379	0.27%	-	4,279	0.59%	7	2,641	3.20%	21
Taxable investment securities, excluding
valuation allowance	771,287	4.53%	8,732	630,811	4.77%	7,520	739,033	5.03%	9,295
Tax-exempt investment securities,
excluding valuation allowance	123,213	5.85%	1,801	129,063	5.80%	1,873	152,316	5.61%	2,137
Loans and leases, net of unearned income	4,015,766	5.69%	56,505	4,109,047	6.11%	62,988	4,247,369	6.65%	70,294
Federal Home Loan Bank stock	48,797	0.00%	-	48,797	0.00%	-	48,797	1.00%	122
Total interest earning assets	4,963,539	5.45%	67,038	4,925,836	5.86%	72,389	5,190,651	6.33%	81,873
Nonearning assets	514,892			513,049			557,802
Total assets	$5,478,431			$5,438,885			$5,748,453

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$498,548	0.26%	$321	$461,994	0.25%	$293	$451,058	0.12%	$137
Savings and money market deposits	1,186,909	0.98%	2,863	1,041,151	0.99%	2,592	1,141,285	1.33%	3,785
Time deposits under $100,000	710,933	2.84%	4,980	764,295	2.85%	5,467	532,517	3.38%	4,481
Time deposits $100,000 and over	937,563	2.13%	4,914	948,495	2.55%	6,083	1,105,154	3.73%	10,248
Short-term borrowings	198,558	0.49%	238	308,208	0.91%	700	229,455	3.37%	1,923
Long-term debt	632,933	4.24%	6,619	764,044	3.89%	7,468	920,006	4.24%	9,694
Total interest-bearing liabilities	4,165,444	1.94%	19,935	4,288,187	2.10%	22,603	4,379,475	2.78%	30,268
Noninterest-bearing deposits	585,731			571,888			599,047
Other liabilities	99,222			51,503			66,656
Total equity	628,034			527,307			703,275
Total liabilities & equity	$5,478,431			$5,438,885			$5,748,453

Net interest income			$47,103			$49,786			$51,605

Net interest margin		3.82%			4.03%			3.99%